Exhibit (a)(11)

INSTRUCTION FORM

FOR PARTICIPANTS IN THE WILLIAMS CONTROLS, INC. 401(K) PLAN

INSTRUCTIONS TO DENNIS E. BUNDAY AS TRUSTEE OF THE WILLIAMS CONTROLS, INC. 401(K) PLAN (THE “PLAN”), IN RESPONSE TO THE OFFER TO PURCHASE FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK OF WILLIAMS CONTROLS, INC. (THE “SHARES”) AT $15.42 NET PER SHARE BY COLUMBIA ACQUISITION SUB, INC., A WHOLLY OWNED SUBSIDIARY OF CURTISS-WRIGHT CORPORATION DATED NOVEMBER 15, 2012 (THE “OFFER”)

If you wish to tender all or some of your Shares, please check the appropriate box below, and sign and return this Instruction Form in the envelope provided.

☐	YES, TENDER all of the Shares allocated to my account.

☐	YES, TENDER only the number of the Shares allocated to my account, as indicated below:

Number of Shares to be tendered (in whole numbers):

If you do not wish to tender your shares, you do not need to return this form.

As a participant in the Plan, I acknowledge receipt of the Offer. I hereby direct Dennis E. Bunday, as Trustee, to tender or not to tender the Shares allocated to my account under the Plan as indicated above.

I understand that if I sign, date and return this Instruction Form but do not provide Dennis E. Bunday, as Trustee, with direction, Dennis E. Bunday, as Trustee, will treat this action as an instruction by me not to tender the Shares allocated to my account.

Signature	Date

Your instructions may be changed or revoked at any time up until the deadline outlined in the enclosed Notice to Participants of the Plan by delivering a new Instruction Form to the Trustee.